Exhibit 10.19

June 23, 2020

Qualigen, Inc.

2042 Corte Del Nogal
Carlsbad, CA 92011

Attention: Michael S. Poirier, (Chairman, President and CEO)

Re:	Letter of Intent by and between Sekisui Diagnostics, LLC (“Sekisui”) and Qualigen, Inc. (“Qualigen”) dated as of March 16, 2018, as amended and restated as of August 22, 2018, as amended (the “LOI”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the LOI.

Dear Michael:

With respect to the above-referenced LOI, this letter will confirm certain understandings of Qualigen, and Sekisui as follows:

(1)	Qualigen and Sekisui confirm and agree that pursuant to the terms of the LOI, Qualigen owes Sekisui for the R&D Payment and the Sekisui Vitamin D Costs the aggregate principal amount of 890,000.00, together with interest thereon, which sum was due and payable in full on December 6th, 2019 and payment was extended to January 6th, 2020 March 6th, 2020 and then to June 1st 2020, without offset or demand.

(2)	Qualigen and Sekisui agree to extend the due date for payment of the R&D Payment and the Sekisui Vitamin D Costs in the aggregate principal amount of $890,000.00, together with interest thereon, to September 1st, 2020, on which date Qualigen shall pay to Sekisui such sum in full without offset or demand.

(3)	Except as specifically set forth herein, all terms and conditions of the Distribution Agreement remain in full force and effect.

If you agree with the terms of this letter agreement, please sign a counterpart copy of this letter and return to me.

Very truly yours,

Sekisui Diagnostics, LLC

By:	/s/ Bill Faranda
William Faranda

AGREED TO:

QUALIGEN, INC.
By:	/s/ Michael Poirier	/s/ RDR

Michael S. Poirier, (Chairman, President and CEO)	Legal Approval

Sekisui Diagnostics, LLC

1 Wall Street

Burlington, MA 01803

Tel: 800 332 1042 Fax: 800 762 6311

www.sekisuidiagnostics.com